Exhibit 2.1
SHARE EXCHANGE AGREEMENT

by and among

Centracan Incorporated,
a Florida corporation

and

Jerome Goubeaux,
As agent for the Majority Shareholders of Centracan Incorporated

and

EcoReady Corporation,
a Nevada corporation

and

the Shareholders of
EcoReady Corporation

Dated as of May 11, 2010

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (hereinafter referred to as the “Agreement”) is entered into as of this 11th day of May, 2010, by and among Centracan Incorporated, a Florida corporation (hereinafter referred to as “Centracan”), Jerome Goubeaux (“Goubeaux”), an individual with an address at c/o Olshan Grundman Frome et al., 65 East 55th Street, New York, NY 10022 and acting in both his capacity as the Chief Executive Officer of Centracan and as an agent for Robert Frome (“Frome”) and MF Greenberg Investment Trust (“MF Greenberg,” and together with Frome, the “Majority Shareholders”), EcoReady Corporation, a Nevada corporation (hereinafter referred to as “EcoReady”) and the shareholders of EcoReady (the “EcoReady Shareholders”), upon the following premises:

Premises

WHEREAS, Centracan is a publicly traded corporation on the Over-the-Counter Bulletin Board (the “OTCBB”); and

WHEREAS, (i) Eco Ready and the EcoReady shareholders believe it is in their respective best interests for the EcoReady shareholders to exchange all of the EcoReady shares for 29,000,000 newly-issued shares of common stock, par value $0.001 per share, of Centracan, which, prior to the consummation of the Private Placement (as defined herein), shall constitute approximately 95.7% of the issued and outstanding common stock of Centracan immediately after the closing of the transactions completed herein, and (ii) Centracan believes it is in its best interest and the best interest of its stockholders to acquire the EcoReady shares in exchange for the Centracan shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Exchange”).  On the Closing Date (as defined herein), EcoReady will become a wholly-owned subsidiary of Centracan; and

WHEREAS, it is the intention of the parties that: (i) the Exchange qualify as a tax-free organization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended; and

WHEREAS, immediately following the consummation of the Exchange, and pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) to be dated as of the Closing Date by and among Centracan and certain investors (collectively, the “Investors”), Centracan will issue securities to the Investors in a private placement (the “Private Placement”) for an aggregate purchase price of at least $700,000, upon the terms and conditions set forth in the relevant Private Placement transaction documents;

WHEREAS, the board of directors of Centracan and the board of directors of EcoReady have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ECOREADY

As an inducement to, and to obtain the reliance of Centracan, except as set forth in the EcoReady Schedules (as defined herein), EcoReady represents and warrants as of the Closing Date, as follows:

Section 1.01 Incorporation.  EcoReady is duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the EcoReady Schedules are complete and correct copies of the articles of incorporation of EcoReady as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of EcoReady’s articles of incorporation.  EcoReady has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement.  EcoReady has full power, authority, and legal capacity and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

Section 1.02Authorized Shares. The number of shares which EcoReady is authorized to issue consists of 100,000,000 shares of common stock, par value $0.001 per share.  There are approximately 6,888,000 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03Subsidiaries and Predecessor Corporations.  EcoReady does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.  For purposes hereinafter, the term “EcoReady” also includes those subsidiaries set forth on the EcoReady Schedules.

Section 1.04 Financial Statements.

(a) Included in the EcoReady Schedule 1.04 are (i) the audited balance sheets of EcoReady as of December 31, 2009, and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2009, together with the notes to such statements and the opinion of Berman Hopkins Wright & LaHam, CPAs and Associates, LLP, and (ii) the unaudited financial statements for the quarter ended March 31, 2010;

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The EcoReady balance sheets are true and accurate and present fairly as of their respective dates the financial condition of EcoReady.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, EcoReady had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of EcoReady, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(c) EcoReady has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and EcoReady has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation;

(d) The books and records, financial and otherwise, of EcoReady are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(e) All of EcoReady’s assets are reflected on its financial statements, and, except as set forth in the EcoReady Schedules or the financial statements of EcoReady or the notes thereto, EcoReady has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05   Information. The information concerning EcoReady set forth in this Agreement and in the EcoReady Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, EcoReady has fully disclosed in writing to Centracan (through this Agreement or the EcoReady Schedules) all information relating to matters involving EcoReady or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $250,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of EcoReady or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on EcoReady, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06  Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of EcoReady.

Section 1.07   Absence of Certain Changes or Events. Since December 31, 2009:

(a) There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of EcoReady;

(b) EcoReady has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c) EcoReady has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1.08   Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of EcoReady after reasonable investigation, threatened by or against EcoReady or affecting EcoReady or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  EcoReady does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09  No Conflict with Other Instruments/ The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which EcoReady is a party or to which any of its assets, properties or operations are subject.

Section 1.10  Compliance with Laws and Regulations. To the best of its knowledge, EcoReady has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of EcoReady or except to the extent that noncompliance would not result in the occurrence of any material liability for EcoReady.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.11   Approval of Agreement.  The board of directors of EcoReady has authorized the execution and delivery of this Agreement by EcoReady and has approved this Agreement and the transactions contemplated hereby, and will recommend to the EcoReady Shareholders that the Exchange be accepted.

Section 1.12   EcoReady Schedules.  EcoReady has delivered to Centracan the following schedules, which are collectively referred to as the “EcoReady Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of EcoReady as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule containing a complete and correct copy of the articles of incorporation of EcoReady in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of EcoReady identified in paragraph 1.04(a);

(c) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of EcoReady since December 31, 2009, required to be provided pursuant to Section 1.07 hereof;

(d) a schedule of any exceptions to the representations made herein; and

(e) a schedule containing the other information requested above.

Section 1.13   Valid Obligation. This Agreement and all agreements and other documents executed by EcoReady in connection herewith constitute the valid and binding obligation of EcoReady, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF CENTRACAN AND THE MAJOIRTY SHAREHOLDERS OF CENTRACAN

As an inducement to, and to obtain the reliance of EcoReady and the EcoReady Shareholders, except as set forth in the Centracan Schedules (as defined herein), Centracan and the Majority Shareholders represent and warrant, as of the date hereof and as of the Closing Date, as follows:

Section 2.01   Organization. Centracan is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Florida and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Centracan Schedules are complete and correct copies of the articles of incorporation of Centracan (the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Centracan’s Articles.  Centracan has taken all action required by law, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and Centracan has full power, authority, and legal right and has taken all action required by law, its Articles, or otherwise to consummate the transactions herein contemplated.

Section 2.02   Capitalization

(a) Centracan’s authorized capitalization consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 1,310,090 shares are issued and outstanding immediately prior to the Exchange.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, (i) no shares of Centracan’s common stock were reserved for issuance upon the exercise of outstanding options to purchase the common shares; and (ii) no common shares were reserved for issuance upon the exercise of outstanding warrants to purchase Centracan common shares. All outstanding Centracan common shares have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable contracts; and

(b) There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Centracan, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.  There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Centracan is a party or by which it is bound obligating Centracan to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Centracan or obligating Centracan to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Centracan common shares except as set forth in this Agreement.

There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Centracan is a party or by which it is bound with respect to any equity security of any class of Centracan, and there are no agreements to which Centracan is a party, or which Centracan has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03   Subsidiaries and Predecessor Corporations. Centracan does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04  Financial Statements.

(a) Included in the Centracan Schedules are (i) the audited balance sheets of Centracan as of December 31, 2009 and December 31, 2008, and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2009 and December 31, 2008, together with the notes to such statements and the opinion of Li & Company, PC, CPAs, independent certified public accountants;

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Centracan balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Centracan.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Centracan had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Centracan, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(c) Centracan has no liabilities with respect to the payment of any federal, state, foreign, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued and reserved but not yet due and payable;

(d) Centracan has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial;

(e) The books and records, financial and otherwise, of Centracan are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(f) All of Centracan’s assets are reflected on its financial statements, and, except as set forth in the Centracan Schedules or the financial statements of Centracan or the notes thereto, Centracan has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05   Information. To the best of Centracan’s and the Majority Shareholders’ knowledge, the information concerning Centracan set forth in this Agreement and the Centracan Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Centracan has fully disclosed in writing to EcoReady (through this Agreement or the Centracan Schedules) all information relating to matters involving Centracan or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500 liability, (ii) have led or may lead to a competitive disadvantage on the part of Centracan or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Centracan, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06   Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Centracan.

Section 2.07    Absence of Certain Changes or Events. Since the date of the most recent Centracan balance sheet:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Centracan or (ii) any damage, destruction or loss to Centracan (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Centracan;

(b) Centracan has not (i) amended its certificate of incorporation or Articles except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Centracan; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) Centracan has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Centracan balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $500), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $500); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Centracan; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d) to Centracan’s and the Majority Shareholders’ best knowledge, Centracan has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Centracan.

Section 2.08  Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Centracan and the Majority Shareholders after reasonable investigation, threatened by or against Centracan or affecting Centracan or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in Centracan Schedule 2.08.  Centracan has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09   Contracts.

(a) Centracan is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b) Centracan is not a party to or bound by, and the properties of Centracan are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c) Centracan is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of Centracan.

Section 2.10  No Conflict with Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Centracan is a party or to which any of its assets, properties or operations are subject.

Section 2.11   Compliance With Laws and Regulations. To the best of its knowledge, Centracan has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12   Approval of Agreement. The board of directors of Centracan has authorized the execution and delivery of this Agreement by Centracan and has approved this Agreement and the transactions contemplated hereby.

Section 2.13   Material Transactions or Affiliations. Except as disclosed herein and in the Centracan Schedules, there exists no contract, agreement or arrangement between Centracan and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Centracan to own beneficially, 5% or more of the issued and outstanding common shares of Centracan and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% Shareholder of Centracan has, or has had since inception of Centracan, any known interest, direct or indirect, in any such transaction with Centracan which was material to the business of Centracan.  Centracan has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14  Centracan Schedules. Centracan has delivered to EcoReady the following schedules, which are collectively referred to as the “Centracan Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Centracan to be complete, true, and accurate in all material respects as of the date of this Agreement:

(a) a schedule containing complete and accurate copies of the certificate of incorporation and Articles of Centracan as in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of Centracan identified in paragraph 2.04(a) and (b);

(c) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Centracan since December 31, 2009, required to be provided pursuant to section 2.07 hereof; and

(d) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Centracan Schedules by Sections 2.01 through 2.13.

Set forth in the Centracan Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Centracan within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Centracan; (b) all safe deposit boxes and other similar custodial arrangements maintained by Centracan within the past twelve (12) months; (c) the check ledger for the past twelve (12) months, and (d) the names of all persons holding powers of attorney from Centracan or who are otherwise authorized to act on behalf of Centracan with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

This Agreement and all agreements and other documents executed by Centracan in connection herewith constitute the valid and binding obligation of Centracan, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.15  SEC Reports.

(a) Centracan has made available to EcoReady a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Centracan with the Securities and Exchange Commission (“SEC”) for the eighteen (18) months prior to the date of this Agreement (the “Centracan SEC Reports”), which, to Centracan’s knowledge, are all the forms, reports and documents filed by Centracan with the SEC for the eighteen (18) months or applicable period prior to the date of this Agreement. As of their respective dates, to Centracan’s knowledge, the Centracan SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act (as defined herein) or the Exchange Act (as defined herein), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Centracan SEC Reports, and (ii) did not, at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Centracan SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of Centracan at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Centracan taken as a whole.

  Centracan is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and Centracan is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on Centracan.

Section 2.16   Title to Property.  Centracan does not own or lease any real property or personal property.  There are no options or other contracts under which Centracan has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.17    Intellectual Property.  Centracan does not own, license or otherwise have any right, title or interest in any intellectual property.

Section 2.18    No Broker Fees.  No brokers, finders or financial advisory fees or commissions will be payable by or to Centracan or any of their affiliates with respect to the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE ECOREADY SHAREHOLDERS

The EcoReady Shareholders hereby represent and warrant, severally and solely, to Centracan as follows.

Section 3.01   Good Title.  Each of the EcoReady Shareholders is the record and beneficial owner, and has good title to his or her EcoReady common shares, with the right and authority to sell and deliver such EcoReady common shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Centracan as the new owner of such EcoReady common shares in the share register of EcoReady, Centracan will receive good title to such EcoReady common shares, free and clear of all liens.

Section 3.02   The EcoReady Shareholders is the record and beneficial owner, and has good title to his or her EcoReady common shares, with the right and authority to sell and deliver such EcoReady common shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Centracan as the new owner of such EcoReady common shares in the share register of EcoReady, Centracan will receive good title to such EcoReady common shares, free and clear of all liens.

Section 3.02    Power and Authority. Each of the EcoReady Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his or her obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the EcoReady Shareholders, enforceable against the EcoReady Shareholders in accordance with the terms hereof.

Section 3.03   No Conflicts.  The execution and delivery of this Agreement by the EcoReady Shareholders and the performance by the EcoReady Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the EcoReady Shareholders and (c) will not violate or breach any contractual obligation to which the EcoReady Shareholders are a party.

Section 3.04    Finder’s Fee.  Each of the EcoReady Shareholders represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 3.05    Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by each of the EcoReady Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the EcoReady Shareholders has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.06    Acquisition of Exchange Shares for Investment.

(a) Each EcoReady Shareholder is acquiring the Exchange Shares as an investment for EcoReady Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each EcoReady Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each EcoReady Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares;

(b) Each EcoReady Shareholder represents and warrants that he or she: (i) can bear the economic risk of his or her respective investment, and (ii) possesses such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment in Centracan and its securities;

(c) Each EcoReady Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such EcoReady Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder (as defined herein) has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”;

(d) Each EcoReady Shareholder who is a “U.S. Person” as defined in Rule 902(k) of Regulation S (each a “U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such EcoReady Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each U.S. Shareholder represents and warrants that he or she is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such EcoReady Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each U.S. Shareholder agrees to provide documentation to Centracan prior to Closing as may be requested by Centracan to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such EcoReady Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”;

(e) Each EcoReady Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement;

(f) Each EcoReady Shareholder acknowledges that he or she has carefully reviewed such information as he or she has deemed necessary to evaluate an investment in Centracan and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such EcoReady Shareholder under Regulation D has been furnished to such EcoReady Shareholder by Centracan.  To the full satisfaction of each EcoReady Shareholder, he or she has been furnished all materials that he or she has requested relating to Centracan and the issuance of the Exchange Shares hereunder, and each EcoReady Shareholder has been afforded the opportunity to ask questions of Centracan’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the EcoReady Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Centracan set forth in this Agreement, on which each of the EcoReady Shareholders have relied in making an exchange of his or her shares of EcoReady for the Exchange Shares;

(g) Each EcoReady Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each EcoReady Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Centracan’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”));

(h) The EcoReady Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the EcoReady Shareholder under this Section 3.06 shall survive the Closing.

Section 3.07   Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Each of the EcoReady Shareholders consents to Centracan making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV

PLAN OF EXCHANGE

Section 4.01    The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the EcoReady Shareholders who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of EcoReady set forth on the EcoReady Schedules attached hereto, constituting all of the shares of EcoReady held by such shareholder; the objective of such Exchange being the acquisition by Centracan of not less than 100% of the issued and outstanding shares of EcoReady.  In exchange for the transfer of such securities by the EcoReady Shareholders, Centracan shall issue to the EcoReady Shareholders, their affiliates or assigns, a total of 29,000,000 shares pursuant to Exhibit 1 attached hereto, representing approximately 95.7% of the total common shares of Centracan, for all of the outstanding shares of EcoReady held by the EcoReady Shareholders (the “Exchange Shares”).  On the Closing Date, each of the EcoReady Shareholders shall, on surrender of his or her certificate or certificates representing his or her EcoReady shares to Centracan or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his or her proportionate interest in the Exchange Shares.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of EcoReady shall be held by Centracan. Upon consummation of the transaction contemplated herein there shall be 30,400,000 Centracan common shares issued and outstanding.

Section 4.02    Additional Consideration.  On the Closing Date, in addition to the share exchange as contemplated by Section 4.01, EcoReady shall pay $150,000 (the “Additional Consideration”) to the Majority Shareholders.  Of such amount, $100,000 shall be paid upon the execution of this Agreement and the remaining $50,000 shall be paid in the form of two $25,000 EcoReady promissory notes in favor of Michael Farkas and Frome, respectively, bearing no interest, to be satisfied within 45 days of the Closing Date.

Section 4.03     Registration Rights for Majority Shareholders and Affiliates of Centracan.  Centracan shall file a Registration Statement to register the common shares held by Centracan’s Majority Shareholders and Centracan’s affiliates, Ken Roberts and Jerome Goubeaux, within 60 days of the Closing Date and make its commercially reasonable best efforts to have the registration declared effective at the earliest date. The Company will maintain the effectiveness of the Registration Statement until all securities registered under the registration statement may be sold under Rule 144.

Section 4.04   Satisfaction of Present Liabilities of Centracan.  On or prior to the Closing Date, the liabilities and obligations of Centracan as set forth on Schedule 4.04 shall be satisfied by Centracan and the Majority Shareholders (Centracan is entitled to use all or a portion of the proceeds from this Agreement to satisfy these obligations).  The present officers and directors of Centracan shall be released from any and all other liabilities related thereto.

Section 4.05    Closing.  The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur following the payment of the outstanding liabilities of Centracan, which may be paid from the proceeds at Closing to the Majority Shareholders, and upon the exchange of the shares of Centracan and EcoReady as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Offering being met.

Section 4.06   Closing Events.  At the Closing, Centracan, EcoReady and the EcoReady Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.07   Termination.  This Agreement may be terminated by the board of directors of EcoReady or the board of directors of Centracan only in the event that Centracan or EcoReady does not meet the conditions precedent set forth in Articles VI and VII, respectively.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V

SPECIAL COVENANTS

Section 5.01  Access to Properties and Records.  Centracan and  EcoReady will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Centracan or EcoReady , as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Centracan or EcoReady, as the case may be, as the other shall from time to time reasonably request.  Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 5.02  Delivery of Books and Records.  At the Closing, Centracan shall deliver to EcoReady, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Centracan which is now in the possession of Centracan or its representatives.

Section 5.03   Third Party Consents and Certificates.  Centracan and EcoReady agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04  Designation of Directors.  Goubeaux and Ken Roberts (“Roberts”) shall resign as the directors of Centracan on the Closing Date and such resignation shall become effective upon the tenth (10th) day following the mailing of the 14f-1 Notice by Centracan to its shareholders.  On the Closing Date, Boris Rubizhevsky shall be appointed to the board of directors of Centracan.

Section 5.05   Designation of Officers.  On the Closing Date, Goubeaux and Roberts shall resign from all of their officer positions of Centracan and Boris Rubizhevsky shall be appointed as Chief Executive Officer and President of Centracan.

Section 5.06   Indemnification.

(a) EcoReady hereby agrees to indemnify Centracan and each of the officers, agents, and directors of Centracan and the Majority Shareholders as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement, or any breach of a covenant or any other agreement contemplated in the Exchange.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing; and

(b) Centracan and the Majority Shareholders hereby agree to indemnify EcoReady and each of the officers, agents, and directors of EcoReady and the EcoReady Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement, or any breach of a covenant or any other agreement contemplated in the Exchange.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.07   The Acquisition of Centracan Common Shares.  Centracan and EcoReady understand and agree that the consummation of this Agreement including the issuance of the Centracan common shares to the EcoReady Shareholders in exchange for the EcoReady shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Centracan and EcoReady agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a) In connection with the transactions contemplated by this Agreement, Centracan and EcoReady shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of EcoReady reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate;

(b) In order to more fully document reliance on the exemptions as provided herein, EcoReady, the EcoReady Shareholders, and Centracan shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as EcoReady or Centracan and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws; and

(c) The EcoReady Shareholders acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.08   Sales of Securities Under Rule 144, If Applicable.

(a) Centracan will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended;

(b) Upon being informed in writing by any person holding restricted stock of Centracan that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Centracan will certify in writing to such person that it is compliance with Rule 144’s current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances;

(c) If any certificate representing any such restricted stock is presented to Centracan’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, Centracan will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 5.09   Payment of Liabilities.  Recognizing the need to extinguish all existing liabilities of Centracan prior to the Exchange, EcoReady has indicated it will not enter into this Agreement unless Centracan has arranged for the payment and discharge of all of Centracan’s liabilities, including all of Centracan’s accounts payable and any outstanding legal fees incurred prior to the Closing Date.  Accordingly, Centracan has agreed to arrange for the payment and discharge of all such liabilities.

Section 5.10  Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of EcoReady, after the Closing Date, the Majority Shareholders shall use their reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Centracan occurring, reported or filed prior to the Closing, as may be necessary or required by Centracan for the preparation of the reports that Centracan is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

Section 5.11   Private Placement and Registration.   EcoReady shall prior to or simultaneously with the Closing sell and receive cash payment for at least 3,000,000 shares of its common stock at a price of $.35 per share.  It will register such shares for sale and EcoReady agrees to include in the Registration Statement filed with respect to the shares it is selling, the shares being registered pursuant to Section 4.04 for the Majority Shareholders and Affiliates of Centracan and to maintain the effectiveness of the Registration as required by Section 4.04.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF CENTRACAN

The obligations of Centracan under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by EcoReady and the EcoReady Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  EcoReady shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by EcoReady prior to or at the Closing.  Centracan shall be furnished with a certificate, signed by a duly authorized executive officer of EcoReady and dated the Closing Date, to the foregoing effect.

Section 6.02   Officer’s Certificate.  Centracan shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of EcoReady to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of EcoReady threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the EcoReady Schedules, by or against EcoReady, which might result in any material adverse change in any of the assets, properties, business, or operations of EcoReady.

Section 6.03  Approval by EcoReady Shareholders.  The Exchange shall have been approved by the holders of not less than fifty and one tenths percent (50.01%) of the shares, including voting power, of EcoReady, unless a lesser number is agreed to by Centracan.

Section 6.04   No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05   Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of EcoReady after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06   Consumation of Private Placement.  The definitive documents with respect to the Private Placement and the financing contemplated thereby shall have been finalized for execution by the parties immediately following consummation of the Share Exchange.

Section 6.07  Other Items. Centracan shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Centracan may reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF ECOREADY
AND THE ECOREADY SHAREHOLDERS

The obligations of EcoReady and the EcoReady Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01    Accuracy of Representations and Performance of Covenants. The representations and warranties made by Centracan in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Centracan shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Centracan.

Section 7.02   Closing Certificate. EcoReady shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Centracan, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of Centracan threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Centracan Schedules, by or against Centracan, which might result in any material adverse change in any of the assets, properties or operations of Centracan.

Section 7.03   Officer’s Certificate. EcoReady shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Centracan, certifying that there are no existing liabilities as of the Closing Date and that each representations and warranties of Centracan contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing.

Section 7.04  Legal Opinion. EcoReady shall have been furnished with an opinion dated as of the Closing Date, from the legal counsel of Centracan, covering such matters as it relates to this Agreement and the issuance of the Centracan common shares and other matters reasonably requested by EcoReady.

Section 7.05  Good Standing.  EcoReady shall have received a certificate of good standing from the Florida Secretary of State or other appropriate office, dated as of a date within ten (10) days prior to the Closing Date certifying that Centracan is in good standing as a company in the state of Florida and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.06  No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.07   Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Centracan after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.08   Consumation of Private Placement.  The definitive documents with respect to the Private Placement and the financing contemplated thereby shall have been finalized for execution by the parties immediately following consummation of the Share Exchange.

Section 7.09   Other Items. EcoReady shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as EcoReady may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Brokers.  Centracan and EcoReady agree that, except as set out on Schedule 8.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Centracan and EcoReady each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of New York, without giving effect to principles of conflicts of law thereunder.  Venue for all matters shall be in New York, New York. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.03   Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to EcoReady, to:	Boris Rubizhevsky
1365 N. Courtenay Parkway, Suite A
Merritt Island, FL 32953
Fax: (321) 978-0343

With copies to (which shall not:	Joseph M. Lucosky, Esq.
Constitute notice):	Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Fax: (732) 577-1188

If to Centracan, to:	Jerome Goubeaux
c/o Olshan Grundman Frome et al.
65 East 55th Street,
New York, NY 10022
Fax: (212) 451-2222

The Majority Shareholders of Centracan
Attn: Robert Frome
c/o Olshan Grundman Frome et al.
65 East 55th Street
New York, NY 10022
Fax: (212) 451-2222

With copies to (which shall not:	Michael H. Freedman, Esq.
Constitute notice):	Law Offices of Michael H. Freedman, PLLC
394 White Birch Lane
Jericho, New York 11753
Fax (877) 315-1908

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04   Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05   Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06  Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 8.07    Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.08   Third Party Beneficiaries.  This contract is strictly between Centracan and EcoReady, and, except as specifically provided, no director, officer, stockholder (other than the EcoReady Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09   Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of Centracan and EcoReady will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.10   Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11   Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.13    Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.14   Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[-Signature Pages Follow-]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

CENTRACAN INCORPORATED

By:	/s/ Jerome Goubeaux
Name: Jerome Goubeaux
Title: Chief Executive Officer

AGENT FOR THE MAJORITY SHAREHOLDERS OF CENTRACAN:
By:	/s/ Jerome Goubeaux
Jerome Goubeaux

ECOREADY CORPORATION

By:	/s/ Boris Rubizhevsky
Name: Boris Rubizhevsky Title: Chief Executive Officer

EcoReady Shareholders

By: /s/ EcoReady Shareholders
Name: EcoReady Shareholders

[-EcoReady Shareholder Signature Page-]